Exhibit 10.36

Bridgewater Bancshares, Inc.

SHORT-TERM INCENTIVE PLAN SUMMARY

February 2025

The Short-Term Incentive Plan (“STI Plan”) for the Named Executive Officers (“NEOs”) of Bridgewater Bancshares, Inc. (the “Company”) is currently based in equal part on the Company’s pre-provision, pre-tax net revenue (“PPNR”), a non-GAAP financial measure, and the individual performance goals of each NEO, as determined at the discretion of the Compensation Committee of the Board of Directors (“Compensation Committee”). The Company retains the right to modify the STI Plan in its sole discretion.

On a year-by-year basis, the Compensation Committee structures the PPNR component of the STI Plan by selecting PPNR goals under which bonuses may be earned. The Company’s NEOs are eligible to earn a portion of their target bonuses if the Company attains a sufficient level of PPNR performance. The Compensation Committee selects PPNR performance goals to establish threshold, target, and maximum metric achievement levels and payout percentages. If the Company fails to attain the threshold level of the PPNR performance goal, the NEOs earn no amount of their target bonuses subject to the PPNR metric. If the Company achieves a PPNR exceeding the threshold amount but less than 100% of the target performance goal, the NEOs earn between the threshold payout percentage and the amount of their target bonuses subject to the metric, with actual payouts determined based on a sliding scale. If the Company achieves a PPNR exceeding the target performance goal but less than an established maximum performance level amount, the NEOs earn between 100% of their target bonuses and the maximum payout percentage subject to the metric, with actual payouts determined based on a sliding scale.

On a year-by-year basis, the Compensation Committee structures the subjective component of the STI Plan by reviewing and approving individual and Company performance goals under which bonuses may be earned.  Actual payouts are established based on a subjective evaluation by the Compensation Committee on the achievement by each NEO and the Company of the approved performance goals.